Exhibit 99.1

                    RARE Hospitality International Announces
                3rd-Quarter Earnings of $0.22 Per Diluted Share;

                           Net Income Increases 21.3%;
               Same-Store Sales Performance Stronger Than Expected


    ATLANTA--(BUSINESS WIRE)--Oct. 22, 2003--RARE Hospitality International, Inc. (Nasdaq: RARE), today announced financial results for the third quarter and nine months ended September 28, 2003. Total revenues increased 18.8% for the third quarter to $166,247,000 from $139,942,000 for the third quarter of 2002. Net income for the third quarter of 2003 rose 21.3% to $7,779,000 from $6,416,000 for the third quarter of 2002. Net earnings per diluted share were $0.22 for the third quarter of 2003, a 15.8% increase from $0.19 for the third quarter of 2002. Prior-period financial data in this release are adjusted to reflect the 3-for-2 stock split effected in September 2003.
    For the first nine months of 2003, total revenues were $499,016,000, a 15.9% increase from $430,626,000 for the first nine months of 2002. Net income increased 19.9% to $30,320,000 for the first nine months of 2003, from $25,292,000 for the comparable period in 2002. Net earnings per diluted share were $0.87 for the first nine months of 2003, up 17.6% from $0.74 for the first nine months of 2002.
    Third quarter same-store sales increased 5.2% for LongHorn Steakhouse, 2.7% for Bugaboo Creek Steak House and 13.5% for The Capital Grille.
    "We are pleased to have achieved stronger-than-expected same-store sales growth," remarked Philip J. Hickey, Jr., Chairman and Chief Executive Officer of RARE. "Our focus on delivering great dining experiences continues to drive guest loyalty. Our strong top-line performance was somewhat offset by costs associated with the accelerated growth in restaurant openings, including, as expected, increased pre-opening expenses for the third quarter of 2003 versus the third quarter of last year. We also experienced slightly higher cost of sales for the third quarter, primarily as a result of higher prices on a small portion of our beef purchases not under contract at the beginning of the third quarter. Despite these factors, we continued to improve our net profit margin, with net income as a percentage of revenues increasing to 4.7% for the third quarter of 2003, compared with 4.6% for the third quarter of 2002."
    LongHorn Steakhouse - Revenues increased 19.2% for LongHorn Steakhouse for the third quarter of 2003 primarily as the result of the concept's strong same-store sales and the 10.2% expansion of the number of restaurants in operation, to 183 at the end of the third quarter of 2003 from 166 at the end of the third quarter of 2002. The Company opened seven new LongHorn Steakhouse restaurants during the third quarter and closed one location in conjunction with the expiration of its real estate lease. RARE expects to open four LongHorn Steakhouse restaurants during the fourth quarter, one of which is already open, for a total of 21 openings for the 2003 fiscal year. In addition, LongHorn Steakhouse was recognized in July by Consumer Reports magazine as the #1 Casual Dining Steakhouse in the country.
    Bugaboo Creek Steak House - Revenues for Bugaboo Creek Steak House grew 17.7% for the third quarter, reflecting an increase in same-store sales, as well as the expansion of total Bugaboo Creek Steak House restaurants in operation to 24 at the end of the third quarter from 20 at the end of third quarter last year. Bugaboo Creek Steak House has now achieved positive comparable-quarter same-store sales growth in 16 of the past 17 quarters. As anticipated, the Company is scheduled to open its third new Bugaboo Creek Steak House of fiscal 2003 during the fourth quarter.
    The Capital Grille - The 13.5% same-store sales growth achieved by The Capital Grille for the third quarter of 2003, represented the second consecutive quarter of double-digit same-store sales growth. This strong same-store sales performance, combined with having 16 restaurants in operation for the third quarter compared with 15 for the third quarter of 2002, drove a 19.2% increase in The Capital Grille's revenues. RARE plans to open its second The Capital Grille restaurant of fiscal 2003 in Denver, Colorado, during the fourth quarter.
    RARE today established its earnings guidance for the fourth quarter of fiscal 2003 with earnings per diluted share in a range of $0.31 to $0.32. The Company's fourth-quarter guidance includes its stated assumptions regarding restaurant openings scheduled for the fourth quarter and expected growth in the Company's comparable-quarter same-store sales in a range of 3% to 4%. RARE maintains its previously established guidance for the full 2003 fiscal year, adjusted for the stock split, of $1.18 to $1.20 per diluted share.
    The Company also today established first-quarter 2004 earnings guidance in a range of $0.38 to $0.39 per diluted share. This earnings guidance is based on an assumed comparable-quarter same-store sales increase in a range of 3% to 4% for each concept and a slight increase in cost of sales as compared to the first quarter of 2003. Additionally, during fiscal 2004, the Company plans to open 23 to 24 LongHorn Steakhouse restaurants, three to four Bugaboo Creek Steak House restaurants, and two to three The Capital Grille restaurants.
    Of course, the statements contained in the two immediately preceding paragraphs are forward-looking statements, and the achievement of these targets is dependent not only on RARE's continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.
    "The fundamentals of RARE's business remain strong," added Mr. Hickey. "Throughout fiscal 2003, we have produced stronger-than-expected same-store sales growth, with solid increases in guest traffic. In addition, our new restaurants as a group continue to meet or exceed our expectations, and our new-restaurant development pipeline for 2004 is complete. With continuing strong cash flow, no long-term debt, and cash and short-term investments of $32 million at the end of the third quarter, RARE is well positioned to implement its growth strategies. While concerns about beef prices represent a near-term challenge, the primary focus of the RARE team in 2004 will be to continue delivering the strong value proposition that our guests have come to appreciate and expect. As we enter 2004, we have high confidence in the strength of our brands, the quality of our people and the long-term growth prospects of this Company."
    RARE Hospitality International will hold a conference call to discuss this release tomorrow, October 23, at 9:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.rarehospitality.com and clicking Investor Relations or by going to www.vcall.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on January 22, 2004.
    Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company's ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same-store sales, hire and train additional restaurant personnel and integrate new restaurants into its operations; the continued implementation of the Company's business discipline over a large restaurant base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer dining patterns; the impact of any negative publicity or public attitudes related to the consumption of beef; disruption of established sources of product supply or distribution; competitive pressures from other national and regional restaurant chains; business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the restaurant industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company's SEC reports, including the annual report on Form 10-K for 2002 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
    RARE Hospitality International, Inc. currently owns, operates and franchises 229 restaurants, including 187 LongHorn Steakhouse restaurants, 24 Bugaboo Creek Steak House restaurants and 16 The Capital Grille restaurants.



                 RARE HOSPITALITY INTERNATIONAL, INC.
              Unaudited Consolidated Financial Highlights
                 (In thousands, except per share data)

                                 Fiscal Quarter        Nine Months
                                 13 Weeks Ended       39 Weeks Ended
                               Sept. 28, Sept. 29, Sept. 28, Sept. 29,
Statement of Operations Data:    2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues:
  Restaurant sales:
     LongHorn Steakhouse       $119,591  $100,343  $359,910  $309,287
     The Capital Grille          23,590    19,798    71,698    63,373
     Bugaboo Creek Steak House   20,913    17,762    61,397    52,088
     Specialty concepts           2,062     1,955     5,731     5,621
                               --------  --------  --------  --------
         Total restaurant sales 166,156   139,858   498,736   430,369
     Franchise revenues              91        84       280       257
                               --------  --------  --------  --------
         Total revenues         166,247   139,942   499,016   430,626
                               --------  --------  --------  --------
Costs and expenses:
  Cost of restaurant sales       60,289    50,355   179,447   155,948
  Operating expenses -
   restaurants                   75,669    63,765   219,886   189,695
  Depreciation and
   amortization - restaurants     6,728     5,934    19,445    17,535
  Pre-opening expense             1,514       996     4,239     2,735
  General and administrative
   expenses                      10,185     8,771    30,080    25,456
                               --------  --------  --------  --------
         Total costs and
          expenses              154,385   129,821   453,097   391,369
                               --------  --------  --------  --------
     Operating income            11,862    10,121    45,919    39,257
Interest expense, net               283       528       742     1,398
Minority interest                    54        87       254       387
                               --------  --------  --------  --------
  Earnings before income taxes   11,525     9,506    44,923    37,472
Income tax expense                3,746     3,090    14,603    12,180
                               --------  --------  --------  --------
         Net earnings          $  7,779  $  6,416  $ 30,320  $ 25,292
                               ========  ========  ========  ========
Basic earnings per common
 share                         $   0.23  $   0.20  $   0.92  $   0.78
                               ========  ========  ========  ========
Diluted earnings per common
 share                         $   0.22  $   0.19  $   0.87  $   0.74
                               ========  ========  ========  ========
Weighted average common shares
 outstanding:
  Basic                          33,271    32,730    33,078    32,522
                               ========  ========  ========  ========
  Diluted                        35,277    34,386    34,753    34,266
                               ========  ========  ========  ========

                                                   Sept. 28,  Dec. 29,
Balance Sheet Data:                                  2003      2002
                                                   --------- ---------
Cash and short-term investments                    $ 32,097  $ 31,467
Total assets                                        429,006   386,907
Long-term debt                                            -         -
Obligations under capital leases, net of
 current installments                                24,741    22,406
Minority interest                                     1,388     1,411
Total shareholders' equity                          337,848   300,132



    CONTACT: RARE Hospitality International Inc., Atlanta
             W. Douglas Benn, 770-399-9595